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Exhibit 99.1

[EQUIFAX LOGO]	1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:	David Rubinger (Media) (404) 885-8555 david.rubinger@equifax.com	Jeff Dodge (Investor Relations) (404) 885-8804 jeff.dodge@equifax.com

EQUIFAX COMPLETES CONSOLIDATION
OF DIRECT MARKETING SERVICES

Company to Take Charge in Q4;
Strong Cash-Flow Position Maintained;
John Healy Named Marketing Services Group Executive

ATLANTA, December 19, 2003—Equifax Inc. (NYSE: EFX), announced today that it expects earnings in the quarter ending Dec. 31, 2003, to be adversely impacted by 17 cents per share, or about $23 million. The impact results from a write-down of capitalized assets, consolidation expenses and an estimated operating loss all from Equifax's eMarketing unit, totaling 15 cents per share; and a write-down of capitalized assets tied to other software development investments, totaling 2 cents per share. These items are primarily non-cash.

"The deterioration of the market for permission-based eMarketing products, including the recent impact of regulatory uncertainties, has led to this decision. The cost reductions expected to result from today's announcement reflect Equifax's commitment to adjust its Direct Marketing operations to the current business climate," said Donald T. Heroman, Equifax's chief financial officer.

Equifax Chairman and CEO Thomas F. Chapman added: "Equifax has been meeting our customers' needs for over a century, and these latest decisions reflect that commitment. Our marketing services business, with its own long-standing history, providing a suite of solutions for online, offline and multichannel marketing campaigns, will now be able to better focus on profitable revenue growth. In addition, I am pleased to announce that John Healy will join Equifax as the Group Executive to lead Marketing Services."

Healy, who joins the company in January, returns to Equifax after two years with DoubleClick, Inc., where he had global responsibility for the largest division of the $300 million company. Prior to joining DoubleClick, Healy was Senior Vice President of Equifax Direct Marketing Solutions, formerly a division of R.L. Polk before being purchased by Equifax.

Attached to this press release are additional questions and answers pertaining to this announcement. The press release can also be found in the Press Room on the company's website at www.equifax.com.

About Equifax

Equifax Inc. is a global leader in turning information into intelligence. For businesses, Equifax provides faster and easier ways to find, approve and market to the appropriate customers. For consumers, Equifax offers easier, instantaneous ways to buy products or services and better insight into and management of their personal credit.

Equifax. Information that Empowers.

Safe Harbor

Statements in this press release that relate to Equifax's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the

Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company's products and services, risks associated with the integration of acquisitions and other investments, changes in laws governing our business, and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's annual report on Form 10-K for the year ended December 31, 2002, in our Form 10-Q for the quarter ended September 30, 2003, and in our filings with the Securities and Exchange Commission.

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  Equifax Direct Marketing Services Consolidation Q & A

        1.    What are the 2003/2004 cash flow implications of this write-off?

  This decision will have a limited impact on cash flow from operations in 2004 and will enable us to achieve our objective of breakeven cash flow in this business by year-end 2003. Based on expected market conditions, we will be able to operate at a breakeven cash flow in 2004. Our estimate is that cash flow from operations will be negatively impacted by $4.7 million after taxes—of that amount, $2.7 million is estimated for 2003. Additionally, we expect to continue generating strong cash flow from our operations driven by the strength of our core business units.

  2.    You indicated that the balance sheet write-off represents the cumulative effect of scheduled amortization expenses. Why is there no goodwill impairment?

  In 2001 the Financial Accounting Standards Board changed the accounting for goodwill. One of the major changes in goodwill accounting is that we test for goodwill impairment at the level of reporting referred to as a reporting unit. Credit Marketing Services and Direct Marketing Services, which includes our eMarketing business comprise one reporting unit—Marketing Services. As a reporting unit, our Marketing businesses have performed well over time and generate significant cash from operating activities.

        3.    What actions have been taken to address the underperformance of the e-Marketing product segment?

  We have significantly reduced FTE, consolidated multiple locations and consolidated/eliminated products with limited growth and/or profitability, e.g. bulk e-mail (eliminated with these actions).

        4.    What has changed since the end of Q3 and how have your expectations for the e-marketing business changed?

  Revenue deterioration accelerated in Q4 coinciding with legislative uncertainty (e.g. California Spam Bill which passed on Sept. 23). This created a regulatory climate in which our clients' further reduced their e-marketing activities in the quarter.

        5.    Are there any more potential write-downs that could occur in this business?

  As of today, we have taken all of the appropriate actions for this business unit and its operating environment.

        6.    What detail can you share on the assets to be written down?

  The book values of the assets have been written down by $27.4 million, or 78%, to $7.5 million.

($, 000's-Unaudited)	11/30/03	Impairment	Adjusted book value
eMarketing
-Amortizable intangible assets	18,318	(15,532)	2,786
-Indefinite lived intangible assets	4,278	(4,156)	122
-Fixed assets	3,054	(2,589)	465
-Other assets	4,445	(279)	4,166

Totals	30,095	(22,556)	7,539
Other software development costs
-Balance Sheet	4,800	(4,800)	—

Totals	34,895	(27,356)	7,539

  7.    What detail can you share on the restructuring charges?

($, 000's-Unaudited)
Facilities	1,788
Severance	1,053
Other	409

Total	3,250

  8.    President Bush recently signed the CAN-Spam Act of 2003. What impact will this legislation have on the Direct Marketing business?

  We are encouraged by Congress' and the White House's commitment to address this issue at the Federal level and we regard this as a very important first step. However, there are many aspects of the legislation that need further clarification and we will work diligently with the Federal Trade Commission to ensure that responsible legislation is enacted and enforced. While Spam legislation is critical to this industry and our business, it is too early in the process to estimate or quantify the impact.

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  Exhibit 99.1
EQUIFAX COMPLETES CONSOLIDATION OF DIRECT MARKETING SERVICES